Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2008, accompanying the consolidated financial statements (which includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48 in 2007 and Statement of Financial Accounting Standards No. 123(R) in 2006) and our report dated March 17, 2008 accompanying management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of The Bancorp, Inc. and its subsidiary on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of The Bancorp Inc. and its subsidiary on Forms S-8 (File No. 333-124338 and File No. 333-124339, effective April 26, 2005 and File No. 333-130709, effective December 27, 2005).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 17, 2008